Exhibit 99.1

For Immediate Release
For more information, contact:
Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
tony.cristello@smpcorp.com

Standard Motor Products, Inc. Announces

New $500 Million Credit Facility

New York, NY, June 2, 2022......Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today it has entered into a new five-year $500 million credit facility, with JPMorgan Chase Bank, N.A., as agent, and a syndicate of lenders, which includes a $100 million term loan and $400 million revolving credit facility (the "New Credit Facility"). In addition, SMP entered into an interest rate swap agreement to fix the interest rate on $100 million of borrowings under the New Credit Facility.

Mr. Nathan Iles, Standard Motor Products’ Chief Financial Officer, stated, “Our company has experienced significant growth since we put our last lending facility in place, driven by our strategic initiatives as well as the favorable backdrop for organic growth that our industry provides. This new credit facility, along with our strong cash flow generation, is expected to afford us the flexibility we need to support our growth and continue to execute on strategic priorities.  The new facility should also allow for our continued focus on returning value to our shareholders with quarterly dividends and opportunistic share repurchases.”

The new credit facility will mature in June 2027, and the proceeds from the new credit facility will be used to repay all outstanding borrowings under the Company's existing revolving credit facility, and pay certain fees and expenses that were incurred in connection with the new credit facility and for other general corporate purposes.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.